UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2013

CHINA PRECISION STEEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23039	14-1623047
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18th Floor, Teda Building
87 Wing Lok Street, Sheungwan, Hong Kong
People’s Republic of China

(Address of principal executive offices)

852-2543-2290

(Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On May 9, 2013, David P. Wong resigned as a member of the Board of Directors (the “Board”) and as Chair of the Audit Committee of China Precision Steel, Inc. (the “Company”). Mr. Wong informed the Company that his decision to resign was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Director

On May 9, 2013, the Board approved by unanimous written consent the appointment of Li Jian Lin as a member of the Board and as Chair of the Audit Committee of the Company, effective July 1, 2013.

Li Jian Lin, age 42, Director

Li Jian Lin is currently a Partner and Director at Jonten Certified Public Accountants (“Jonten”) and has been with Jonten since September 2006. From October 2002 to August 2006, Mr. Li was the Department Manager at China Enterprise Appraisals Company. From January 2001 to October 2002, Mr. Li was the Project Manager at Shenzhen Huaxin CPA Firm. Mr. Li graduated with a Bachelor’s degree in Accountancy from Hunan University of Commerce and is also a member of the Expert Advisory Committee for the Ministry of Information Industry, and a member of the Expert Advisory Committee for State-owned Assets Supervision and Administration Commission of Shenzhen.

Mr. Li has extensive experience in accounting and asset valuation covering a diverse range of industries. He has an in-depth knowledge on the business regulations in China and is familiar with different accounting standards including the US GAAP and International Accounting Standards.

Family Relationships

Mr. Li does not have any family relationship with a current officer or director of the Company.

Related Party Transactions

There are no applicable related party transactions.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1*	Letter of Resignation from David P. Wong, dated May 9, 2013

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHINA PRECISION STEEL, INC.

Date: May 15, 2013	By:	/s/ Hai Sheng Chen
	Name:	Hai Sheng Chen
	Title:	Chief Executive Officer